Exhibit 10.04

CARDINAL HEALTH, INC.

DIRECTORS’ RESTRICTED SHARE UNITS AGREEMENT

UNDER THE

AMENDED AND RESTATED

OUTSIDE DIRECTORS EQUITY INCENTIVE PLAN

On              (the “Grant Date”), Cardinal Health, Inc, an Ohio corporation (the “Company”), has granted to              (“Grantee”)              Restricted Share Units (the “Restricted Share Units” or “Award”), representing an unfunded unsecured promise of the Company to deliver common shares, without par value, of the Company (the “Shares”) to Grantee as set forth herein. The Restricted Share Units have been granted pursuant to the Cardinal Health, Inc. Amended and Restated Outside Directors Equity Incentive Plan, as amended (the “Plan”), and shall be subject to all provisions of the Plan, which are incorporated herein by reference, and shall be subject to the provisions of this Restricted Share Units Agreement (this “Agreement”). In the event of a conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall control. Capitalized terms used in this Agreement which are not specifically defined shall have the meanings ascribed to such terms in the Plan.

1. Vesting. Subject to the provisions set forth elsewhere in this Agreement, the Restricted Share Units shall vest in full (100%) on                      (the “Vesting Date”). Notwithstanding the foregoing, in the event of a Change of Control prior to Grantee’s termination of service on the Company’s Board of Directors (the “Board”), the Restricted Share Units shall vest in full.

2. Transferability. The Restricted Share Units shall not be transferable.

3. Termination of Service on the Board. If the Grantee ceases to be a member of the Board prior to the vesting of the Restricted Share Units for any reason other than Grantee’s death, all of the then unvested Restricted Share Units shall be forfeited by Grantee. If the Grantee ceases to be a member of the Board prior to the vesting of the Restricted Share Units by reason of Grantee’s death, then such Restricted Share Units shall vest in full and not be forfeited.

4. Special Forfeiture/Repayment Rules. For so long as Grantee continues as a Director of the Company and for three years following Grantee’s termination of service on the Board, Grantee agrees not to engage in Triggering Conduct. If Grantee engages in Triggering Conduct during the time period set forth in the preceding sentence or in Competitor Triggering Conduct during the time period referenced in the definition of “Competitor Triggering Conduct” below, then:

(a) any Restricted Share Units that have not yet vested or that vested within the Look-Back Period (as defined below) with respect to such Triggering Conduct or Competitor Triggering Conduct and have not yet been settled by a payment pursuant to Paragraph 5 hereof shall immediately and automatically terminate, be forfeited, and cease to exist; and

(b) Grantee shall, within 30 days following written notice from the Company, pay to the Company an amount equal to (x) the aggregate gross gain realized or obtained by Grantee resulting from the settlement of all Restricted Share Units pursuant to Paragraph 5 hereof (measured as of the settlement date (i.e., the market value of the Restricted Share Units on such settlement date)) that have already been settled and that had vested at any time within three years prior to the Triggering Conduct (the “Look-Back Period”), minus (y) $1.00. If Grantee engages only in Competitor Triggering Conduct, then the Look-

Back Period shall be shortened to exclude any period more than one year prior to Grantee’s termination of service on the Board, but including any period between the time of Grantee’s termination of service on the Board and the time Grantee engaged in Competitor Triggering Conduct.

As used in this Agreement, “Triggering Conduct” shall include disclosing or using in any capacity other than as necessary in the performance of duties as a Director of the Company any confidential information, trade secrets or other business sensitive information or material concerning the Company or its subsidiaries (collectively, the “Cardinal Group”); violation of Company policies, including conduct which would constitute a breach of the then-most recent version of the Certificate of Compliance with Company Policies and/or Certificate of Compliance with Company Business Ethics Policies signed by the Grantee; directly or indirectly employing, contacting concerning employment, or participating in any way in the recruitment for employment of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who was or is an employee, representative, officer, or director of the Cardinal Group at any time within the twelve (12) months prior to the termination of employment or service with the Cardinal Group; any action by Grantee and/or Grantee’s representatives that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the Cardinal Group and any of its customers, potential customers, vendors and/or suppliers that were known to Grantee; and breaching any provision of any benefit or severance agreement with a member of the Cardinal Group. As used in this Agreement, “Competitor Triggering Conduct” shall include, either during Grantee’s service as a Director or within one year following Grantee’s termination of service on the Board, accepting employment with or serving as a consultant, advisor, or any other capacity to an entity that is in competition with the business conducted by any member of the Cardinal Group (a “Competitor”) including, but not limited to, employment or another business relationship with any Competitor if Grantee has been introduced to trade secrets, confidential information or business sensitive information during Grantee’s service as a Director of the Company and such information would aid the Competitor because the threat of disclosure of such information is so great that, for purposes of this Agreement, it must be assumed that such disclosure would occur. For purposes of this Agreement, the nature and extent of Grantee’s activities, if any, disclosed to and reviewed by the Nominating and Governance Committee of the Board (the “Nominating Committee”) prior to the date of Grantee’s termination of service on the Board shall not, unless specified to the contrary by the Nominating Committee in a written notice given to Grantee, be deemed to be Competitor Triggering Conduct. The Committee shall resolve in good faith any disputes concerning whether particular conduct constitutes Triggering Conduct or Competitor Triggering Conduct, and any such determination by the Committee shall be conclusive and binding on all interested persons. The Grantee may be released from Grantee’s obligations under this Paragraph 4 only if the Committee (or its duly appointed designee) determines, in writing and in its sole discretion, that such action is in the best interests of the Company.

Nothing in this Paragraph 4 constitutes a so-called “noncompete” covenant. However, this Paragraph 4 does prohibit certain conduct while Grantee is associated with the Cardinal Group and thereafter and does provide for the forfeiture or repayment of the benefits granted by this Agreement under certain circumstances, including but not limited to the Grantee’s acceptance of employment with a Competitor. Grantee agrees to provide the Company with at least ten days written notice prior to directly or indirectly accepting employment with or serving as a consultant, advisor, or in any other capacity to a Competitor, and further agrees to inform any such new employer, before accepting employment, of the terms of this Paragraph 4 and of the Grantee’s continuing obligations contained herein.

No provision of this Agreement shall diminish, negate, or otherwise impact any separate noncompete or other agreement to which Grantee may be a party, including but not limited to the then-most recent version of the Certificate of Compliance with Company Policies and/or Certificate of

Compliance with Company Business Ethics Policies; provided, however, that to the extent that any provisions contained in any other agreement are inconsistent in any manner with the restrictions and covenants of Grantee contained in this Agreement, the provisions of this Agreement shall take precedence and such other inconsistent provisions shall be null and void. Grantee acknowledges and agrees that the provisions contained in this Paragraph 4 are being made for the benefit of the Company in consideration of Grantee’s receipt of the Restricted Share Units, in consideration of exposing Grantee to the Company’s business operations and confidential information, and for other good and valuable consideration, the adequacy of which consideration is hereby expressly confirmed. Grantee further acknowledges that the receipt of the Restricted Share Units and execution of this Agreement are voluntary actions on the part of Grantee, and that the Company is unwilling to provide the Restricted Share Units to Grantee without including the restrictions and covenants of Grantee contained in this Agreement. Further, the parties agree and acknowledge that the provisions contained in this Paragraph 4 are ancillary to or part of an otherwise enforceable agreement at the time the agreement is made.

5. Payment. Subject to the provisions of Paragraph 4 of this Agreement, and unless Grantee makes an effective election to defer receipt of the Shares represented by the Restricted Share Units, Grantee shall be entitled to receive from the Company (without any payment on behalf of Grantee) the Shares represented by the Restricted Share Units on the Vesting Date; provided, however, that, subject to the next sentence, in the event that the Restricted Share Units vest prior to the Vesting Date as a result of the death of Grantee or as a result of a Change of Control, Grantee shall be entitled to receive the corresponding Shares from the Company on the date of such vesting. Notwithstanding the proviso of the preceding sentence, if the Restricted Share Units vest as a result of the occurrence of a Change of Control under circumstances where such occurrence would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, such proviso shall not apply and Grantee shall be entitled to receive the corresponding Shares from the Company on the date that would have applied absent such proviso. Elections to defer receipt of the Shares beyond the date of settlement provided herein may be permitted in the discretion of the Committee pursuant to procedures established by the Company in compliance with the requirements of Section 409A of the Code.

6. Dividends. Grantee shall not receive cash dividends on the Restricted Share Units but instead shall, with respect to each Restricted Share Unit, receive a cash payment from the Company on each cash dividend payment date with respect to the Shares with a record date between the Grant Date and the settlement of such unit pursuant to Paragraph 5 hereof, such cash payment to be in an amount equal to the dividend that would have been paid on the Share represented by such unit. Cash payments on each cash dividend payment date with respect to the Shares with a record date prior to the Vesting Date shall be accrued until the Vesting Date and paid thereon (subject to the same vesting requirements as the underlying Restricted Share Units award). Elections to defer receipt of the cash payments in lieu of cash dividends beyond the date of settlement provided herein may be permitted in the discretion of the Committee pursuant to procedures established by the Company in compliance with the requirements of Section 409A of the Code.

7. Right of Set-Off. By accepting these Restricted Share Units, Grantee consents to a deduction from, and set-off against, any amounts owed to Grantee by the Company from time to time (including, but not limited to, amounts owed to Grantee as wages, severance payments or other fringe benefits) to the extent of the amounts owed to the Company by Grantee under this Agreement.

8. Holding Period Requirement. As a condition to receipt of the Restricted Share Units, Grantee hereby agrees to hold, until the first anniversary of the Vesting Date (or, if earlier, the date Grantee ceases to be a member of the Board), the After-Tax Net Profit in Shares issued pursuant to settlement of such units. “After-Tax Net Profit” means the total dollar value of the Shares that Grantee receives at settlement, minus the amount of all applicable federal, state, local or foreign income, employment or other tax and other similar fees that are expected to be incurred in connection with the vesting of the Award, determined based upon the highest applicable marginal rate for each such tax or fee.

9. No Shareholder Rights. Grantee shall have no rights of a shareholder with respect to the Restricted Share Units, including, without limitation, Grantee shall not have the right to vote the Shares represented by the Restricted Share Units.

10. Beneficiary Designation. Grantee may designate a beneficiary to receive any Shares to which the Grantee is entitled with respect to the Restricted Share Units which vest as a result of Grantee’s death. Notwithstanding the foregoing, if Grantee engages in Triggering Conduct or Competitor Triggering Conduct as herein defined, the Restricted Share Units subject to such beneficiary designation shall be subject to the Special Forfeiture/Repayment Rules and the Company’s Right of Set-Off or other right of recovery set forth in this Agreement, and all rights of the beneficiary shall be subordinated to the rights of the Company pursuant to such provisions of this Agreement. Grantee acknowledges that the Company may exercise all rights under this Agreement and the Plan against Grantee and Grantee’s estate, heirs, lineal descendants and personal representatives and shall not be limited to exercising its rights against Grantee’s beneficiary.

11. Governing Law/Venue. This Agreement shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of law, except to the extent superceded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Ohio bear a substantial relationship to the parties and/or this Agreement and that the Restricted Share Units and benefits granted herein would not be granted without the governance of the Agreement by the laws of the State of Ohio. In addition, all legal actions or proceedings relating to this Agreement shall be brought in state or federal courts located in Franklin County, Ohio, and the parties executing this Agreement hereby consent to the personal jurisdiction of such courts. Grantee acknowledges that the covenants contained in Paragraph 4 of this Agreement are reasonable in nature, are fundamental for the protection of the Company’s legitimate business and proprietary interests, and do not adversely affect the Grantee’s ability to earn a living in any capacity that does not violate such covenants. The parties further agree that, in the event of any violation by Grantee of any such covenants, the Company will suffer immediate and irreparable injury for which there is no adequate remedy at law. In the event of any violation or attempted violations of the restrictions and covenants of Grantee contained in this Agreement, the Company shall be entitled to specific performance and injunctive relief or other equitable relief, including the issuance ex parte of a temporary restraining order, without any showing of irreparable harm or damage, such irreparable harm being acknowledged and admitted by Grantee, and Grantee hereby waives any requirement for the securing or posting of any bond in connection with such remedy, without prejudice to the rights and remedies afforded the Company hereunder or by law. In the event that it becomes necessary for the Company to institute legal proceedings under this Agreement, Grantee shall be responsible to the Company for all costs and reasonable legal fees incurred by the Company with regard to such proceedings. Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such provision, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

12. Action by the Committee. The parties agree that the interpretation of this Agreement shall rest exclusively and completely within the sole discretion of the Committee. The parties agree to be bound by the decisions of the Committee with regard to the interpretation of this Agreement and with regard to any and all matters set forth in this Agreement. The Committee may delegate its functions under this Agreement to an officer of the Company designated by the Committee (hereinafter the “Designee”). In fulfilling its responsibilities hereunder, the Committee or its Designee may rely upon documents, written statements of the parties, or such other material as the Committee or its Designee deems appropriate. The parties agree that there is no right to be heard or to appear before the Committee or its Designee and that any decision of the Committee or its Designee relating to this Agreement, including without limitation whether particular conduct constitutes Triggering Conduct or Competitor Triggering Conduct, shall be final and binding unless such decision is arbitrary and capricious.

13. Prompt Acceptance of Agreement. The Restricted Share Units grant evidenced by this Agreement shall, at the discretion of the Committee, be forfeited if this Agreement is not executed by Grantee and returned to the Company within 90 days of the Grant Date set forth below.

CARDINAL HEALTH, INC.

DATE OF GRANT:	By:
Its:

ACCEPTANCE OF AGREEMENT

Grantee hereby: (a) acknowledges that he or she has received a copy of the Plan, a copy of the Company’s most recent annual report to shareholders and other communications routinely distributed to the Company’s shareholders, and a copy of the Plan Description dated February 23, 2006 pertaining to the Plan; (b) accepts this Agreement and the Restricted Share Units granted to him or her under this Agreement subject to all provisions of the Plan and this Agreement; (c) represents and warrants to the Company that he or she is purchasing the Restricted Share Units for his or her own account, for investment, and not with a view to or any present intention of selling or distributing the Restricted Share Units either now or at any specific or determinable future time or period or upon the occurrence or nonoccurrence of any predetermined or reasonably foreseeable event; and (d) agrees that no transfer of the Shares delivered in respect of the Restricted Share Units shall be made unless the Shares have been duly registered under all applicable Federal and state securities laws pursuant to a then-effective registration which contemplates the proposed transfer or unless the Company has received a written opinion of, or satisfactory to, its legal counsel that the proposed transfer is exempt from such registration.

Grantee Signature

Social Security Number

Date

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